Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Derma Sciences, Inc. and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the 2003 consolidated financial statements of Derma Sciences, Inc. and Subsidiaries included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 6, 2005